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                         BAYTREE CAPITAL ASSOCIATES, LLC
                               INVESTMENT BANKERS
                              THE TRUMP BUILDING AT
                                 40 WALL STREET
                            NEW YORK, NEW YORK 10005
                     (212) 509-1700 FACSIMILE (212) 363-4231


                                                    August 22, 2000


ActiveWorlds.com, Inc.
95 Parker Street
Newburyport, MA 01950


                  This letter agreement (this "Agreement") sets forth the understanding between Baytree Capital Associates, LLC ("Baytree") and ActiveWorlds.com, Inc.(the "Company") in connection with the engagement of Baytree by the Company for the purposes stated below.

         1. Services and Duties. Pursuant to the terms and conditions set forth in this Agreement, the Company hereby engages Baytree on a non-exclusive basis for the term specified in Paragraph 2 hereof to render consulting advice to the Company with respect to financial, corporate and general business development matters. Baytree shall seek out Transactions (as hereinafter defined) on behalf of the Company, furnish advice to the Company in connection with any such Transactions and general business development matters, and undertake to negotiate and effect Transactions on behalf of the Company. In this regard, Baytree proposes to undertake certain activities on behalf of the Company including, but not limited to, the following:

                  (a) advise the Company as to the structure of any Transaction;

                  (b) assist the Company in obtaining appropriate information regarding any potential companies that may participate in any Transaction and performing its due diligence regarding any Transaction;

                  (c) counsel the Company with respect to future general business development matters, including but not limited to, any Transaction.

                  Any obligations pursuant to this Paragraph 1 shall survive the termination or expiration of this Agreement, as provided for herein.

         2. Term Except as otherwise specified in Paragraph 3 hereof, this Agreement shall be effective for a period of twenty-four (24) months from the date first written above.

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         3. Compensation and Expenses. In consideration for the services rendered by Baytree to the Company pursuant to this Agreement as a management consultant (and in addition to the expenses provided for herein), the Company shall compensate Baytree as follows:

                  (a) Upon execution of this Agreement, Baytree shall receive a warrant to purchase up to 300,000 shares of the Company's Common Stock (the "Warrant"). The Warrant shall be exercisable for a period of five (5) years, at an exercise price of $1.1875 per share. The Warrant shall contain standard anti-dilution and cashless exercise provisions. Baytree is hereby granted piggyback registration rights, whereby in the event the Company files any registration statement (except pursuant to Forms S-4 or S-8) to register securities of the Company under the Securities Act of 1933, as amended (the "Act"), Baytree shall have the right to request the Company to include the shares of Common Stock underlying the Warrant in any such registration statement and the Company shall be obligated to do so.

                  (b) In the event that any Transaction (as hereinafter defined) occurs during the term of this Agreement and for twelve months thereafter, the Company shall pay to Baytree, solely in connection with its activities pursuant hereto as an management consultant, fees equal to seven percent (7%) of the Consideration exchanged in any such Transaction.

                  (c) In addition to the fees payable hereunder, and regardless of whether any Transaction is proposed or consummated, the Company shall reimburse Baytree for all fees and disbursements of Baytree's counsel and Baytree's travel and reasonable out-of-pocket expenses incurred in connection with and in direct furtherance of the services performed by Baytree pursuant to this Agreement, including without limitation, hotels, food and associated expenses and long- distance telephone calls.

                  (d) For the purposes of this Agreement, a "Transaction" shall mean (i) any transaction whereby, directly or indirectly, control of or a material interest in the Company or any of its businesses or any of their respective assets, is transferred for Consideration, (ii) any transaction whereby the Company acquires any other company or the assets of any other company or an interest in any other company (an "Acquisition"), (iii) any transaction whereby the Company merges or combines with any other company(regardless of whether or not the Company is the surviving corporation, a "Merger"), or (iv) any transaction whereby the Company enters into a Joint Venture or Strategic Alliance (including the Strategic Alliance between the Company and NetTaxi.com, Inc., which such Strategic Alliance Baytree has introduced to the Company), or (v) any sale, Acquisition or Merger in connection with which the Company engages an investment banker other than Baytree and pays such investment banker a fee in respect of such Transaction unless Baytree was unwilling to so act and waives their rights under this Agreement, in writing.

                  (e) For the purposes of this Agreement, "Consideration" shall mean the total market value on the day of the closing of stock, cash, assets and all other property (real or personal) exchanged or received, directly or indirectly by the Company, its affiliates, subsidiaries, or any of its security holders in connection with any Transaction.



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                  (f) All compensation and expenses to be paid pursuant to this
Agreement, except as otherwise specified, are due and payable to Baytree in cash, or in securities, or in cash and securities depending on the Transaction, at the closing or closings of any Transaction. In the event that this Agreement shall not be renewed or if terminated for any reason, notwithstanding any such non- renewal or termination, Baytree shall be entitled to a full fee as provided under Paragraph 3, for any Transaction for which the discussions were initiated during the term of this Agreement and which is consummated within a period of twelve months after non-renewal or termination of this Agreement.

                  Any obligation pursuant to this Paragraph 3 shall survive the termination or expiration of this Agreement, as provided for herein.

         4.       Representations, Warranties, and Covenants.

                  (a) The Company represents and warrants that this Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms. The Company further represents and warrants that consummation of any Transaction contemplated herein will not conflict with or result in a breach of any of the terms, provisions or conditions of any written agreement to which it is a party.

                  (b) Baytree represents and warrants that this Agreement has been duly authorized, executed and delivered by it and constitutes its valid and binding agreement enforceable against it in accordance with its terms. Baytree further represents and warrants that consummation of any Transaction contemplated herein will not conflict with or result in a breach of any of the terms, provisions or conditions of any written agreement to which it is a party.

                  (c) The Company represents and warrants that the Warrant to be issued to Baytree pursuant to this Agreement will be issued solely as consideration for the services rendered and to be rendered by Baytree to the Company pursuant to this Agreement, and does not in any way compensate Baytree for the loss of a warrant previously issued to Baytree by the Company in connection with a completely separate and distinct arrangement between the Company and Baytree.

                  (d) The Company represents that it is aware that Baytree is not an NASD member and that it is aware that Baytree will not be acting as a broker/dealer in connection with the sale of any shares of the Company's securities and that any compensation received by Baytree is deemed to be in connection with Baytree's provision of the services provided for in Section 1 of the Agreement.

         5. Liability of Baytree: The Company acknowledges that all opinions and advice (written or oral) given by Baytree to the Company in connection with Baytree's engagement are intended solely for the benefit and use of the Company in considering the Transaction to which they relate, and the Company agrees that no person or entity other than the Company shall be entitled to make use of or rely upon the advice of Baytree to be given hereunder, and no such opinion or advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor may the Company make any public references to Baytree, or use Baytree's name in any annual reports or any other reports or releases of the Company without Baytree's prior written consent.

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         6. Baytree's Services to Others: The Company acknowledges that Baytree and their affiliates are in the business of providing financial services and consulting advice to others. Nothing herein contained shall be construed to imit or restrict Baytree in conducting such business with respect to others, or in rendering such advice to others.

         7. Indemnification. The Company agrees to indemnify Baytree, its principals, members, officers, employees and agents who participate in any Transaction, as set forth in Annex A, attached hereto, which provisions will be incorporated into the definitive agreements relating to any Transaction.

         8. Information. The Company recognizes and confirms that in performing its obligations under this Agreement, Baytree and other persons who participate in any Transaction contemplated hereby will be using and relying on data, material, and other information (the "Information") furnished by the Company or their respective employees and representatives. In connection with Baytree's activities on the Company's behalf, the Company will cooperate with Baytree and will furnish Baytree with all information concerning the Company, and any Transaction, and will provide Baytree with access to the Company's officers, directors, employees, independent accountants and legal counsel for the purpose of performing Baytree's obligations pursuant to this agreement. The Company hereby agrees and represents that all Information (a) furnished directly by the Company to Baytree pursuant to this Agreement, and (b) contained in any filing by the Company with any court or governmental or regulatory agency, commission or instrumentality (each, an "Agency") shall, at all times during the period of the engagement of Baytree hereunder, be accurate and complete in all material respects and that, if the Information provided by the Company becomes materially inaccurate, incomplete or misleading during the term of Baytree's engagement hereunder, the Company shall so advise Baytree in writing. Accordingly, Baytree assumes no responsibility for the accuracy and completeness of the Information. In rendering its services hereunder, Baytree will be using and relying upon the Information without independent verification thereof or independent evaluation of any of the assets or liabilities of the Company. All Information that is not publicly available will be confidential and proprietary information belonging to the Company and Baytree shall have no interest of any kind in such information by virtue of the Agreement. No information shall be revealed, or used (except in the performance of Baytree's duties under this Agreement) by Baytree unless legally compelled as determined in good faith by counsel to Baytree and with reasonable notice given to the Company.


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         9. Baytree as Independent Contractor . Baytree shall perform its services hereunder as an independent contractor and not as an employee or agent of the Company or an affiliate thereof. It is expressly understood and agreed to by the parties hereto that Baytree shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be agreed to expressly by the Company in writing from time to time.

         10. Severability. If any provision of this Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

         11. Successors. This Agreement and all rights, liabilities and obligations hereunder shall be binding upon and inure to the benefit of each party's successors but may not be assigned without the prior written approval of the other party. Any such approval shall not be unreasonably withheld.

         12. Headings. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

         13. No Brokers. The Company represents and warrants to Baytree that there are no brokers, representatives or other persons which have an interest in or claim for compensation due to Baytree from any Transaction contemplated herein.

         14. Notices. Any notice or other communication to be given to the Company hereunder may be given by delivering the same in writing to the address set forth above, and any notice or other communication to be given to Baytree may be given by delivering the same to Baytree Capital Associates, LLC, 40 Wall Street, New York, New York 10005, Attention: Michael Gardner, Principal, or in each case, such other address of which a party shall have received notice. Any notice or other communication hereunder shall be deemed given three days after deposit in the mail if mailed by certified mail, return receipt requested, or on the day after deposit with an overnight courier service for next day delivery, or on the date personally delivered.

         15.      Miscellaneous:

                  (a) This Agreement between the Company and Baytree constitutes the entire agreement and understanding of the parties hereto, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth herein.

                  (b) This Agreement may be executed in any number of counterparts, each of which together shall constitute one and the same originaldocument.


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                  (c) No provision of this Agreement may be amended, modified orwaived, except in a writing signed by all of the parties hereto.

                  (d) This Agreement shall be construed in accordance with any governed by the laws of the State of New York, without giving effect to conflict of law principles. The parties hereby agree that any dispute which may arise between them arising out of or in connection with this Agreement shall be adjudicated before a court located in New York City, and they hereby submit to the exclusive jurisdiction of the courts of the State of New York located in New York, New York and of the federal courts in the Southern District of New York with respect to any action or legal proceeding commenced by any party, and irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, relating to or arising out of this Agreement, and consent to the service of process in any such action or legal proceeding by means of registered or certified mail, return receipt requested, as provided in Paragraph 14 hereof.

         Please confirm that the foregoing correctly sets forth our agreement by signing the enclosed letters in the space provided and returning them to us for execution, whereupon we will send you a fully executed original letter which shall constitute a binding agreement as of the date first above written.



                                     Very truly yours,

                                     BAYTREE CAPITAL ASSOCIATES, LLC


                                     By:   /s/ Michael Gardner
                                           --------------------------
                                           Michael Gardner, Principal

Agreed to and accepted as of the above date

ACTIVEWORLDS.COM, INC.


By: /s/ J.P. Mcormick
   ---------------------------------
   J.P. Mcormick, Chairman



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ANNEX A:

INDEMNIFICATION

                  The Company agrees to indemnify Baytree, its principals, members, officers, employees and agents and other persons who participate in any Transaction, and their respective employees, directors, officers, agents, affiliates, and each person, if any, who controls them within the meaning of either Section 20 of the Securities Exchange Act of 1934 or Section 15 of the Securities Act of 1933 (each such person, including Baytree, is referred to as "Indemnified Party") from and against any losses, claims, damages and liabilities, joint or several including all legal or other expenses reasonably incurred by an Indemnified Party in connection with the preparation for or defense of any threatened or pending claim, action or proceeding, whether or not resulting in any liability ("Damages"), to which such Indemnified Party, in connection with its services or arising out of its engagement hereunder, may become subject under any applicable Federal or state law or otherwise, including but not limited to liability (i) caused by or arising out of an untrue statement or an alleged untrue statement of a material fact or the omission or alleged omission to state a material fact necessary in order to make a statement notmisleading in light of the circumstances under which it was made, (ii) caused by or arising out of any act or failure to act by the Company or (iii) arising out of Baytree's engagement or the rendering by any Indemnified Party of its services under this Agreement; provided, however, that the Company will not be liable to the Indemnified Party hereunder to the extent that any Damages arefound in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of the Indemnified Party seeking indemnification hereunder, or the violation of any federal or state securities law or regulation by an Indemnified Party.

                  These indemnification provisions shall be in addition to any liability which the Company may otherwise have to any Indemnified Party.

                  If for any reason, other than a final non-appealable judgment finding an Indemnified Party liable for Damages for its gross negligence, bad faith, or willful misconduct the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then the Company shall and shall cause the Company, to contribute to the amount paid or payable by an Indemnified Party as a result of such Damages in such proportion as is appropriate to reflect not only the relative benefits received by the Company, as the case may be and its shareholders on the one hand, and Baytree on the other, but also the relative fault of the Company, as the case may be, and the Indemnified Party as well as any relevant equitable considerations, subject to the limitation that in no event shall the total contribution of all Indemnified Parties to all such Damages exceed the amount of fees actually received and retained by Baytree and others who participate in any Transaction.

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                  Promptly after receipt by the Indemnified Party of notice of any claim or of the commencement of any action in respect of which indemnity may be sought, the Indemnified Party will immediately notify the Company in writing of the receipt or commencement thereof and the Company shall have the right to assume the defense of such claim or action (including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of fees and expenses of such counsel), provided that the Indemnified Party shall have the right to control its defense if, in the opinion of its counsel, the Indemnified Party's defense is unique or separate to it as the case may be, as opposed to a defense pertaining to the Company In any event, the Indemnified Party shall have the right to retain counsel reasonably satisfactory to the Company, at the Company's expense, to represent it in anyclaim or action in respect of which indemnity may be sought and agrees to cooperate with the Company and the Company's counsel in the defense of such claim or action, it being understood, however, that the Company shall not, in connection with any one such claim or action or separate, but substantially similar or related claims or actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys, for all the Indemnified Parties unless the defense of one Indemnified Party is unique or separate from that of another Indemnified Party subject to the same claim or action. In the event that the Company does not promptly assume the defense of a claim or action, the Indemnified Party shall have the right to employ counsel reasonably satisfactory to the Company, at the Company's expense, to defend such claim or action. The omission by an Indemnified Party to promptly notify the Company of the receipt or commencement of any claim or action in respect of which indemnity may be sought will relieve the Company from any liability the Company may have to such Indemnified Party only to the extent that such a delay in notification materially prejudice the Company's defense of such claim or action. The Company shall not be liable for any settlement of any such claim or action effected without its written consent, which shall not be unreasonably withheld or delayed. Any obligation pursuant to this Annex shall survive the termination or expiration of this Agreement.